Exhibit (a)(1)(i)

Offer to Purchase for Cash
by
CELANESE CORPORATION
Through Its Wholly Owned Subsidiary
CELANESE INTERNATIONAL HOLDINGS LUXEMBOURG S.À R.L.
of
Up to 11,279,243 Shares of Its Common Stock
At a Purchase Price
Not Greater than $30.50 per Share
Nor Less than $28.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, APRIL 3, 2007, UNLESS THE OFFER IS EXTENDED.

Celanese Corporation, a Delaware corporation (the “Company”), through its wholly owned subsidiary, Celanese International Holdings Luxembourg S.à r.l., a Luxembourg limited liability company (“CIH” and together with the Company, “we” or “us”), hereby invites its stockholders to tender up to 11,279,243 shares of its Series A Common Stock, par value $0.0001 per share (the “Common Stock”), for purchase by us at a price not greater than $30.50 nor less than $28.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

The Offer has been approved by the Board of Directors of the Company and the Board of Managers of CIH. CIH will purchase the shares accepted for payment using its own funds. WHILE FOR SIMPLICITY WE USE THE TERMS “WE” AND “US” THROUGHOUT THIS DOCUMENT, INCLUDING IN SOME INSTANCES WITH RESPECT TO THE PURCHASE AND PAYMENT FOR SHARES, YOU SHOULD UNDERSTAND THAT CIH WILL BE PAYING FOR AND ACQUIRING THE SHARES THAT ARE TENDERED IN THE OFFER.

Upon the terms and subject to the conditions of the Offer, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to purchase 11,279,243 shares or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not greater than $30.50 nor less than $28.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Final Purchase Price”). All shares acquired in the Offer will be acquired at the same purchase price, including those shares tendered at a price lower than the Final Purchase Price. Only shares properly tendered at prices at or below the Final Purchase Price selected by us, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the Final Purchase Price if more than the number of shares we seek are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Offer. We reserve the right, in our sole discretion, to purchase more than 11,279,243 shares in the Offer, and to increase the maximum aggregate purchase price, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 3,192,861 shares as of March 2, 2007) without amending or extending the Offer. See Section 1.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

The Common Stock is traded on the New York Stock Exchange under the symbol “CE.” On March 2, 2007, the last full trading day prior to the announcement of the Offer, the last reported sale price of our shares of Common Stock was $28.33 per share. Stockholders are urged to obtain current market quotations for the shares of Common Stock before deciding whether and at what purchase price or purchase prices to tender their shares of Common Stock. See Section 8.

i

THE COMPANY’S BOARD OF DIRECTORS AND CIH’S BOARD OF MANAGERS HAVE APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, CIH, ANY MEMBER OF THE BOARD OF DIRECTORS OF THE COMPANY OR OF THE BOARD OF MANAGERS OF CIH, MERRILL LYNCH & CO. AND DEUTSCHE BANK SECURITIES INC., THE DEALER MANAGERS FOR THIS OFFER (COLLECTIVELY, THE “DEALER MANAGERS”), GEORGESON, THE INFORMATION AGENT FOR THIS OFFER (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THIS OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER THE COMPANY NOR CIH, NOR ANY MEMBER OF THE BOARD OF DIRECTORS OF THE COMPANY OR THE BOARD OF MANAGERS OF CIH, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

The Company’s directors and executive officers and CIH’s managers have advised us that they do not intend to tender their shares in the Offer. See Section 11. However, we have agreed to purchase up to 1,835,511 shares (which number of shares purchased may be proportionately increased or decreased if the number of shares purchased in the Offer is increased or decreased, respectively) at the Final Purchase Price from Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2 and Blackstone Capital Partners (Cayman) Ltd. 3 (collectively, “Blackstone”), on the eleventh business day after the expiration of the Offer. Blackstone holds approximately 14% of the Common Stock and will not be tendering any shares in the Offer. Blackstone representatives occupy four out of the eleven seats on the Board of Directors of the Company and abstained from voting to approve this Offer. See Section 11.

Questions and requests for assistance may be directed to the Information Agent or to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Dealer Managers for the Offer are:

Merrill Lynch & Co.	Deutsche Bank Securities

March 6, 2007

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the Offer expires at 5:00 p.m., New York City time, on Tuesday, April 3, 2007 (unless the Offer is extended):

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

•	If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer;

•	If you are a participant in the Celanese Americas Retirement Savings Plan (the “401(k) Plan”) and you wish to tender any of the shares allocable to the units in your 401(k) Plan, follow the instructions described in Section 3 and the separate materials related to the 401(k) Plan enclosed with this Offer to Purchase;

•	If you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3; or

•	If you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise. You must exercise your options sufficiently in advance of the expiration date to receive your shares in order to tender.

If you want to tender your shares but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $28.00 per share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $28.00 per share. The lower end of the price range for the Offer is below the closing market price for the shares on March 2, 2007, the last full trading day prior to announcement of the Offer, at which time the closing market price on the New York Stock Exchange was $28.33.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Managers or your broker, bank or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY THE COMPANY, CIH, ANY MEMBER OF OUR BOARD OF DIRECTORS OR OF THE BOARD OF MANAGERS OF CIH, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

SUMMARY TERM SHEET

We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

The Company, through its wholly owned subsidiary CIH, is offering to purchase up to 11,279,243 shares of the Company’s Common Stock. See Section 1.

What is the purpose of the Offer?

The Company believes that the Offer is a prudent use of its financial resources, given its business profile, its assets and recent market prices for shares of the Common Stock. See Section 2.

The Board of Directors believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of the Company’s stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations.

The Offer also provides stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Sections 1 and 2.

With the shares received in this Offer, the Company will reorganize the corporate organizational structure of certain of its subsidiaries to achieve more integrated global operations and to provide various financial, operational and tax efficiencies (the “Reorganization”). As part of the Reorganization, CIH will exchange the shares purchased in the Offer for a controlling interest in one or more of the Company’s wholly owned subsidiaries. The Company may issue additional shares of Common Stock to CIH to effectuate the Reorganization. Because all the shares issued as part of the Reorganization are held by wholly owned subsidiaries of the Company, the shares will not be considered outstanding on the Company’s consolidated financial statements or for voting purposes. The Company is and will continue to be the ultimate beneficial owner of all subsidiaries involved in the internal Reorganization. See Section 2.

This Offer is part of a series of transactions whereby the Company will effect a restructuring (the “Restructuring”). In addition to this Offer and the Reorganization as described herein, the Restructuring is expected to include the following components:

•	The refinancing of the Company’s existing credit agreements and entry by Celanese US Holdings LLC into new senior credit facilities consisting of a $600 million revolving credit facility with a term of six years, a $228 million credit-linked revolving facility with a term of seven years and a term loan with a dollar denominated tranche of $2,280 million and a Euro tranche of €400 million, in each case with a term of seven years; and

•	The tender offer and consent solicitation by Crystal US Holdings 3 L.L.C. and Crystal US Sub 3 Corp. to purchase for cash any and all of their outstanding 10% Series A Senior Discount Notes due 2014 and 10 1/2% Series B Senior Discount Notes Due 2014 and the tender offer by Celanese US Holdings LLC to purchase for cash any and off of its outstanding U.S. Dollar-denominated 9 5/8% Senior Subordinated Notes due 2014 and Euro-denominated 10 3/8% Senior Subordinated Notes due 2014 and to eliminate substantially all covenants from the related indentures.

Will any directors or executive officers of the Company or managers of CIH tender their shares in the Offer?

The Company’s directors and executive officers and CIH’s managers have advised us that they do not intend to tender their shares in the Offer. See Section 11. However, we have agreed to purchase up to 1,835,511 shares (which number of shares purchased may be proportionately increased or decreased if the number of shares purchased in the Offer is increased or decreased, respectively) at the Final Purchase Price from Blackstone, on the eleventh business day after the expiration of the Offer. Blackstone holds approximately 14% of the Common Stock and will not be tendering any shares in the Offer. Blackstone representatives occupy four out of the eleven seats on the Board of Directors of the Company and abstained from voting to approve this Offer. See Section 11.

How many shares will we purchase in the Offer?

We will purchase up to 11,279,243 shares in the Offer (representing approximately 7% of the Common Stock) or such lesser number of shares as are properly tendered and not properly withdrawn. If more than 11,279,243 shares are tendered, we will purchase all shares tendered at or below the Final Purchase Price on a pro rata basis, except for “odd lots” (lots held by beneficial or record owners of less than 100 shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of shares being tendered but is subject to other conditions. See Section 7.

In accordance with the rules of the SEC, we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 3,192,861 shares as of March 2, 2007) without amending or extending the Offer.

Will shares repurchased from Blackstone affect the number of shares purchased in the Offer?

No. The shares repurchased from Blackstone do not affect the number of shares purchased in the Offer.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your shares. The price range for the Offer is $28.00 to $30.50 per share. We will select the lowest purchase price within that range that will allow us to buy up to 11,279,243 shares, or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares tendered at a price above the Final Purchase Price selected by us. If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal indicating that you will accept the Final Purchase Price selected by us. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $28.00 per share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $28.00 per share. If we purchase your shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction and Section 1.

How will we pay for the shares?

Assuming we purchase 11,279,243 shares in the Offer and the additional 1,835,511 shares from Blackstone at the maximum specified purchase price of $30.50 per share, approximately $400 million will be required to purchase such shares. We intend to use working capital, including cash on hand, to purchase shares in the Offer and to pay all fees and expenses applicable to the Offer. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the Offer expires. The Offer will expire on Tuesday, April 3, 2007, at 5:00 p.m., New York City time, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your shares to find out its deadline.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. See Section 14. In addition, we can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the Offer. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived on or prior to the expiration of the Offer, including:

•	No legal action shall have been threatened, pending or taken that might adversely affect the Offer.

•	No general suspension of trading in, or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred.

•	No decrease of more than 10% in the market price for the Common Stock or in the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on March 2, 2007, the last trading day prior to announcement of the Offer, shall have occurred.

•	No commencement of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States shall have occurred on or after March 6, 2007 nor shall any material escalation of any war or armed hostilities which had commenced prior to March 6, 2007 have occurred.

•	No changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the shares shall have occurred.

•	No person shall have proposed, announced or made a tender or exchange offer for shares of the Common Stock (other than this Offer), merger, business combination or other similar transaction involving us.

•	No person (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the Company’s outstanding shares (other than as publicly disclosed in a filing with the Securities and Exchange Commission (the “SEC”) on or before March 2, 2007). In addition, no new group shall have been formed that beneficially owns more than 5% of the Company’s outstanding shares.

•	No person (including a group) that has publicly disclosed in a filing with the SEC on or before March 2, 2007 that it has beneficial ownership of more than 5% of the outstanding shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 2% or more of the outstanding shares.

•	No person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of its assets or securities.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects, shall have occurred during the Offer period.

•	We shall not have determined that as a result of the consummation of the Offer and the purchase of shares that there will be a reasonable likelihood that the shares either (1) will be held of record by less than 300 persons or (2) will be delisted from the New York Stock Exchange or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	Neither the Company nor its advisors shall have determined, whether due to the amount of shares tendered or to a change in circumstances, that the Company’s ability to effect or realize benefits from the Reorganization may be adversely impacted.

•	Neither the Company nor its advisors shall have determined that the Offer violates the Company’s financing arrangements then in effect.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7 of this Offer to Purchase.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on Tuesday, April 3, 2007 or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

•	If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase;

•	If you are a participant in the Celanese Americas Retirement Savings Plan, which we refer to in this Offer to Purchase as the “401(k) Plan,” and you wish to tender any of the shares allocable to the units in your individual 401(k) Plan account, follow the instructions described in Section 3 and the separate materials related to the 401(k) Plan enclosed with this Offer to Purchase;

•	If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3; or

•	If you are a holder of vested options, you may exercise your vested options and tender any shares issued upon such exercise. You must exercise your options sufficiently in advance of the expiration date to receive your shares in order to tender.

If you want to tender your shares, but:

•	the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $28.00 per share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $28.00 per share.

You may contact the Information Agent, the Dealer Managers or your broker, bank or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered shares in the Offer, may I withdraw my tendered shares?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Tuesday, April 3, 2007, unless we extend the Offer, in which case you may withdraw your shares until the expiration of the Offer, as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 5:00 p.m., New York City time, on May 1, 2007. See Section 4.

If you are a participant in the 401(k) Plan, you may withdraw the tender of any shares allocable to the units in your individual 401(k) Plan account that you have tendered at any time before 4:00 p.m., New York City time, on Thursday, March 29, 2007, unless we extend the Offer, in which case you may withdraw the tender of shares allocable to the units in your individual 401(k) Plan account until 4:00 p.m., New York City time, on the day which is three business days prior to the expiration of the Offer, as extended. See Section 4 and the “Letter to Participants in Celanese Americas Retirement Savings Plan” sent to 401(k) Plan participants along with this Offer.

How do I withdraw shares I previously tendered?

To properly withdraw shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered shares?

We will purchase shares:

•	first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the Final Purchase Price selected by us and do not properly withdraw them before the expiration date;

•	second, from all other stockholders who properly tender shares at or below the Final Purchase Price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6; and

•	third, only if necessary to permit us to purchase 11,279,243 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the Offer as described in Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1.

What do our Board of Directors and Board of Managers think of the Offer?

The Company’s Board of Directors and the Board of Managers of CIH have approved the Offer. However, none of the Company, CIH, any member of the Company’s Board of Directors or of the Board of Managers of CIH, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who decide not to tender will own a greater percentage interest in the Company’s outstanding shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

We believe that the shares will continue to be authorized for listing on the New York Stock Exchange and that the Company will continue to be subject to the reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the shares I tender?

We, through CIH, will pay the Final Purchase Price net to the seller, in cash, less applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer. We, through CIH, will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the expiration date of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

If you are a holder of vested options, you may exercise your vested options and tender any shares issued upon such exercise. You must exercise your options sufficiently in advance of the expiration date to receive your shares in order to tender.

If I am a participant in the 401(k) Plan, how do I participate in the Offer?

Participants in the Celanese Americas Retirement Savings Plan, which we refer to in this Offer to Purchase as the “401(k) Plan,” may not use the Letter of Transmittal to direct the tender of the shares allocable to the units in the participant’s individual 401(k) Plan account, but instead must follow the separate instructions related to those shares in the “Letter to Participants in the Celanese Americas Retirement Savings Plan” sent to such participants along with this Offer to Purchase. If you are a participant in the 401(k) Plan and wish to have the trustee of the plan tender some or all of the shares allocable to the units in your 401(k) Plan account, you must complete, execute and return the separate direction form included in the “Letter to Participants in the Celanese Americas Retirement Savings Plan” at least three business days prior to the expiration of the Offer (which, unless the Offer is extended, will require you to return the form by no later than 4:00 p.m., New York City time on Thursday, March 29, 2007). See Section 3.

The proceeds received by the 401(k) Plan from any tender of shares allocable to units in a participant’s plan account will remain in the 401(k) Plan and may be withdrawn only in accordance with the terms of the 401(k) Plan.

What is the recent market price of my shares?

On March 2, 2007, the last full trading day before the announcement of the Offer, the last reported sale price of the Common Stock on the New York Stock Exchange was $28.33 per share. You are urged to obtain current market quotations for the Common Stock before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker, bank or other nominee, we urge you to consult your broker, bank or other nominee to determine whether any transaction costs are applicable. See the Introduction, Section 3 and Section 15.

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the United States federal income tax consequences if I tender my shares?

Generally, your receipt of cash from us in exchange for the shares of the Common Stock you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered shares of the Common Stock will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the shares of the Common Stock purchased by us or as a distribution from us in respect of shares of the Common Stock. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer. Non-United States Holders (as defined in Section 13) are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Who should I contact for questions about the Offer?

The Information Agent or the Dealer Managers can help answer your questions. The Information Agent is Georgeson, and the Dealer Managers are Merrill Lynch & Co. and Deutsche Bank Securities Inc. Their contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this Offer that are not historical facts. When used in this document, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

In addition, the following factors could cause our actual results to differ materially from those results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things:

•	changes in general economic, business, political and regulatory conditions in the countries or regions in which the Company operates;

•	the length and depth of product and industry business cycles, particularly in the automotive, electrical, electronics and construction industries;

•	changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of fuel oil, natural gas, coal, electricity and petrochemicals such as ethylene, propylene and butane, including changes in production quotas in OPEC countries and the deregulation of the natural gas transmission industry in Europe;

•	the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases;

•	the ability to maintain plant utilization rates and to implement planned capacity additions and expansions;

•	the ability to reduce production costs and improve productivity by implementing technological improvements to existing plants;

•	increased price competition and the introduction of competing products by other companies;

•	changes in the degree of patent and other legal protection afforded to the Company’s products;

•	compliance costs and potential disruption or interruption of production due to accidents or other unforeseen events or delays in construction of facilities;

•	potential liability for remedial actions under existing or future environmental regulations;

•	potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which the Company operates;

•	changes in currency exchange rates and interest rates;

•	pending or future challenges to the domination and profit and loss transfer agreement; and

•	various other factors, both referenced and not referenced in this Offer and the documents incorporated herein by reference.

Many of these factors are macroeconomic in nature and are, therefore, beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements may vary materially from those described in this Offer as anticipated, believed, estimated, expected, intended, planned or projected. Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates. Please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for information on these and other factors.

INTRODUCTION

To the holders of the Common Stock:

The Company, through its wholly owned subsidiary CIH, invites its stockholders to tender up to 11,279,243 shares of the Common Stock for purchase by us at a price not greater than $30.50 nor less than $28.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the “Offer.”

Upon the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $30.50 nor less than $28.00 per share, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares so tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to buy 11,279,243 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn, at prices not greater than $30.50 nor less than $28.00 per share. We refer to the price we will select as the “Final Purchase Price.” We will acquire all shares in the Offer at the same purchase price, on the terms and subject to the conditions of the Offer, including proration provisions.

We will only purchase shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the “odd lot” priority, proration (because more than the number of shares we seek are properly tendered) and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the Final Purchase Price. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Offer. See Section 1.

We expressly reserve the right, in our sole discretion, to purchase more than 11,279,243 shares in the Offer, and to amend the maximum aggregate purchase price, subject to applicable law. See Section 1.

If you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise. You must exercise your options sufficiently in advance of the expiration date to receive your shares in order to tender.

If you are a participant in the 401(k) Plan and you wish to tender any shares allocable to the units in your 401(k) Plan account, follow the instructions described in Section 3 and the separate materials related to the 401(k) Plan enclosed with this Offer to Purchase.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

THE COMPANY’S BOARD OF DIRECTORS AND THE BOARD OF MANAGERS OF CIH HAVE APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, CIH, ANY MEMBER OF THE COMPANY’S BOARD OF DIRECTORS OR THE BOARD OF MANAGERS OF CIH, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM WITH YOUR FINANCIAL AND TAX ADVISORS.

The Company’s directors and executive officers and CIH’s managers have advised us that they do not intend to tender their shares in the Offer. See Section 11. However, we have agreed to purchase up to 1,835,511 shares (which number of shares purchased may be proportionately increased or decreased if the number of shares purchased in the Offer is increased or decreased, respectively) at the Final Purchase Price from Blackstone, on the eleventh business day after the expiration of the Offer. Blackstone will not be tendering any shares in the Offer. Blackstone holds approximately 14% of the Common Stock and will not be tendering any shares in the Offer. Blackstone representatives occupy four out of the eleven seats on the Board of Directors of the Company and abstained from voting to approve this Offer. See Section 11.

We will pay all fees and expenses incurred in connection with the Offer by the Dealer Managers, the Information Agent and the Depositary. See Section 15.

As of March 2, 2007, the Company had 159,643,063 issued and outstanding shares of Common Stock. The 11,279,243 shares that we are offering to purchase pursuant to the Offer represent approximately 7% of the shares of Common Stock outstanding on March 2, 2007. The Company’s shares are traded on the New York Stock Exchange under the symbol “CE.” On March 2, 2007, the last full trading day prior to the announcement of the Offer, the last reported sale price for the Common Stock on the New York Stock Exchange was $28.33 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8 and Section 11.

The Company’s principal executive offices are located at 1601 West LBJ Freeway, Dallas, Texas, 75234-6034 and the Company’s phone number is (972) 443-4000. The business address of CIH is 9, rue Sainte Zithe, L-2763 Luxembourg and its telephone number is +352-268-90120.

THE OFFER

1.	Number of Shares; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 11,279,243 shares of the Common Stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the expiration date at a price not greater than $30.50 nor less than $28.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “expiration date” means 5:00 p.m., New York City time, on Tuesday, April 3, 2007, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per share as low as $28.00), or (2) specify the price or prices, not greater than $30.50 nor less than $28.00 per share, at which they are willing to sell their shares to us under the Offer. Prices may be specified in multiples of $0.25. Promptly following the expiration date, we will determine the Final Purchase Price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $30.50 nor less than $28.00 per share, that will allow us to purchase 11,279,243 shares (or such greater number of shares as we may elect to purchase). We will purchase all shares in the Offer at the same purchase price.

If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $28.00 per share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $28.00 per share.

We will announce the Final Purchase Price by press release promptly after such determination has been made. We will only purchase shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions of the Offer, we may not purchase all of the shares tendered at or below the Final Purchase Price if more than the number of shares we seek are properly tendered at or below the Final Purchase Price. We will return all shares tendered and not purchased pursuant to the Offer, including shares tendered at prices in excess of the Final Purchase Price and shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the expiration date.

By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

We expressly reserve the right, in our sole discretion, to purchase more than 11,279,243 shares under the Offer, subject to applicable law. In accordance with the rules of the SEC, we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 3,192,861 shares as of March 2, 2007) without amending or extending the Offer. However, if we purchase an additional number of shares in excess of 2% of the outstanding shares, we will amend and extend the offer in compliance with applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, shares tendered at or below the Final Purchase Price prior to the expiration date will be subject to proration, except for “odd lots.” The proration period and withdrawal rights also expire on the expiration date.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

Priority of Purchases.  On the terms and subject to the conditions of the Offer, if more than 11,279,243 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the expiration date, we will purchase such properly tendered shares on the basis set forth below:

•	first, we will purchase all shares properly tendered and not properly withdrawn by any “odd lot holder,” as described below, who:

•	tenders all shares owned beneficially or of record by such “odd lot holder” at a price at or below the Final Purchase Price selected by us (tenders of less than all of the shares owned by such “odd lot holder” will not qualify for this preference); and

•	completes the box entitled “Odd Lots” in the related Letter of Transmittal, and if applicable, in the Notice of Guaranteed Delivery;

•	second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at or below the Final Purchase Price selected by us on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares; and

•	third, only if necessary to permit us to purchase the total number of shares to be purchased in this Offer we will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price selected by us, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than 11,279,243 shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

Odd Lots.  For purposes of the Offer, the term “odd lots” means all shares properly tendered at prices at or below the Final Purchase Price selected by us held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 shares who we refer to as an “odd lot holder,” and so certifies in the appropriate place on the related Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the Offer, an odd lot holder who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any odd lot holder wishing to tender all of such odd lot holder’s shares pursuant to the Offer should complete the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration.  If proration of tendered shares is required, the Depositary will determine the proration factor promptly following the expiration date. Proration for each stockholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the Final Purchase Price, subject to conditional tenders. The preliminary results of any proration will be announced by press release promptly after the expiration date. After the expiration date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.  The Board of Directors believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of the Company’s stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations.

The Offer also provides stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 1.

With the shares received in this Offer, the Company will reorganize the corporate organizational structure of certain of its subsidiaries to achieve more integrated global operations and to provide various financial, operational and tax efficiencies. The Reorganization is a component of the implementation of the overall international financing and operating strategy. As part of the Reorganization, CIH will exchange the shares purchased in the Offer for a controlling interest in one or more of the Company’s wholly owned subsidiaries. The Company may issue additional shares of Common Stock to CIH to effectuate the Reorganization. Because all the shares issued as part of the Reorganization are held by wholly owned subsidiaries of the Company, the shares will not be considered outstanding on the Company’s consolidated financial statements or for voting purposes. The Company is and will continue to be the ultimate beneficial owner of all subsidiaries involved in the internal Reorganization.

This Offer is part of a series of transactions whereby the Company will effect the Restructuring. In addition to this Offer and the Reorganization as described herein, the Restructuring is expected to include the following components:

•	The refinancing of the Company’s existing credit agreements and entry by Celanese US Holdings LLC into new senior credit facilities consisting of a $600 million revolving credit facility with a term of six years, a $228 million credit-linked revolving facility with a term of seven years and a term loan with a dollar denominated tranche of $2,280 million and a Euro tranche of €400 million, in each case with a term of seven years; and

•	The tender offer and consent solicitation by Crystal US Holdings 3 L.L.C. and Crystal US Sub 3 Corp. to purchase for cash any and all of their outstanding 10% Series A Senior Discount Notes due 2014 and 10 1/2% Series B Senior Discount Notes Due 2014 and the tender offer by Celanese US Holdings LLC to purchase for cash any and off of its outstanding U.S. Dollar-denominated 9 5/8% Senior Subordinated Notes due 2014 and Euro-denominated 10 3/8% Senior Subordinated Notes due 2014 and to eliminate substantially all covenants from the related indentures.

Following the completion or termination of the Offer, we may, from time to time, repurchase shares on the open market or through private or public transactions in accordance with applicable law. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any shares of Common Stock, other than in the Offer, until at least 10 business days after the expiration date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

The Company’s directors and executive officers and CIH’s managers have advised us that they do not intend to tender their shares in the Offer. See Section 11. However, we have agreed to purchase up to 1,835,511 shares (which number of shares purchased may be proportionately increased or decreased if the number of shares purchased in the Offer is increased or decreased, respectively) at the Final Purchase Price from Blackstone, on the eleventh business day after the expiration date. Blackstone holds approximately 14% of the Common Stock and will not be tendering any shares in the Offer. Blackstone representatives occupy four out of the eleven seats on the Board of Directors of the Company and abstained from voting to approve this Offer. See Section 11.

Benjamin J. Jenkins, Senior Managing Director of The Blackstone Group L.P., has informed the Company that he intends to resign his position on the Board of Directors effective as of the date of the Company’s annual stockholders’ meeting currently scheduled to be held on April 26, 2007. On March 2, 2007, the Board of Directors approved Mark C. Rohr, president and chief executive officer of Albemarle Corporation, as a nominee for election to the Board of Directors at its next annual stockholders’ meeting.

Certain Effects of the Offer.  Stockholders who decide not to tender will own a greater percentage interest in the Company’s outstanding shares following the consummation of the Offer. These stockholders will also continue to bear the risks associated with owning shares of Common Stock, including risks resulting from our purchase of shares in the Offer. Stockholders may be able to sell non-tendered shares in the future on the New York Stock Exchange or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

We anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the New York Stock Exchange, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the New York Stock Exchange. We also believe that our purchase of shares under the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

THE COMPANY’S BOARD OF DIRECTORS AND THE BOARD OF MANAGERS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, CIH, ANY MEMBER OF THE COMPANY’S BOARD OF DIRECTORS OR THE BOARD OF MANAGERS OF CIH, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM.

Except as disclosed in this Offer to Purchase, the Company currently has no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, other than wholly internal transactions between and among wholly owned subsidiaries of the Company;

•	any purchase, sale or transfer of an amount of the Company’s assets or any of our subsidiaries’ assets which is material to the Company and its subsidiaries, taken as a whole;

•	any material change in the present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although the Company may fill vacancies arising on the Board) or to change any material term of the employment contract of any executive officer;

•	any material change in the Company’s present dividend rate or policy, indebtedness or capitalization, corporate structure or business;

•	any class of the Company’s equity securities ceasing to be authorized to be listed on the New York Stock Exchange;

•	the termination or suspension of the Company’s obligation to file reports under Sections 13(a) or 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of the Company’s securities;

•	any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company; or

•	any material change in the Company’s corporate structure or business.

Nothing in this Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law.

3.	Procedures for Tendering Shares.

Proper Tender of Shares.  For shares to be tendered pursuant to the Offer, the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on Tuesday, April 3, 2007 by the Depositary at its address set forth on the back cover of this Offer to Purchase.

In the alternative, the tendering stockholder must, before the expiration date, comply with the guaranteed delivery procedures described below.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares under the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “Shares Tendered At Price Determined By Stockholder,” indicating the price at which shares are being tendered.

Stockholders who desire to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $28.00 per share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $28.00 per share. If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check the appropriate box in the section entitled “Shares Tendered At Price Determined By Stockholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than a box representing the price at or below the Final Purchase Price. In addition, “odd lot holders” who tender all of their shares must complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to “odd lot holders” as set forth in Section 1.

Stockholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

Stockholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery.  No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal; or

•	shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the shares or (b) a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•	one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Managers, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery.  The Depositary will establish an account with respect to the shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the expiration date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery.  If you wish to tender shares in the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the expiration date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the expiration date; and

•	the Depositary receives at one of its addresses listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the expiration date and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.  If any tendered shares are not purchased under the Offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder’s certificates are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of shares to be accepted, the Final Purchase Price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the expiration date, or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. Neither we nor the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of common stock tendered in (a) common stock or (b) other securities convertible into or exchangeable or exercisable for common stock and, upon acceptance of the tender, will acquire the common stock by conversion, exchange or exercise and (2) will deliver or cause to be delivered the common stock in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Common Stock in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Common Stock, or equivalent securities at least equal to the Common Stock, being tendered, and (2) the tender of Common Stock complies with Rule 14e-4. Our acceptance for payment of Common Stock tendered pursuant to the

Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

Lost or Destroyed Certificates.  Stockholders whose certificates for part or all of their shares have been lost, destroyed or stolen may contact Computershare Trust Company, N.A., the Depositary and transfer agent for the shares, at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Managers or the Information Agent. Any certificates delivered to us, the Dealer Managers or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Procedures for Participants in the Celanese Americas Retirement Savings Plan.  A participant in the Celanese Americas Retirement Savings Plan, which we refer to as the 401(k) Plan, may instruct State Street Bank and Trust Company (“State Street”), as trustee of the 401(k) Plan, to tender some or all of the shares allocable to the units in the participant’s account by completing the Director Form in accordance with the instructions in the “Letter to Participants in the Celanese Americas Retirement Savings Plan” furnished separately to participants in the 401(k) Plan and returning it to State Street in accordance with those instructions. All documents furnished to stockholders generally in connection with the Offer will be made available to participants whose plan accounts are credited with shares.

Participants in the 401(k) Plan cannot use the Letter of Transmittal to direct the tender of shares allocable to units in their 401(k) Plan, but must use the Director Form included in the separate instruction letter sent to them. Participants in the 401(k) Plan who also hold shares outside of the plan, however, must (i) use the Letter of Transmittal to tender shares held outside of the plan and (ii) complete the Director Form according to the instructions in the “Letter to Participants in the Celanese Americas Retirement Savings Plan” for shares allocable to units held in their 401(k) Plan. The 401(k) Plan is prohibited by law from selling shares to the Company for a price that is less than the prevailing market price of the Common Stock. Accordingly, if a participant elects to tender shares allocable to units at a price that is lower than the closing price of the Common Stock on the last trading day before the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of the Common Stock on the New York Stock Exchange on the date the Offer expires. This could result in a participant’s shares allocable to units in the participant’s plan account not being purchased in the Offer. If the closing price of the Common Stock on the last trading day before the date the Offer expires is greater than the maximum price available in the offer, none of the shares allocable to units in the participant’s plan account will be tendered and a participant’s tender will be deemed to have been withdrawn.

The proceeds received by the 401(k) Plan from any tender of shares allocable to units in a participant’s plan account will remain in the 401(k) Plan and may be withdrawn only in accordance with the terms of the 401(k) Plan.

Participants in the 401(k) Plan are urged to read the separate “Letter to Participants in the Celanese Americas Retirement Savings Plan” and related materials carefully.

Backup Withholding.  Under the United States federal income tax laws, payments to a tendering stockholder may be subject to “backup withholding” at the applicable statutory rate (currently 28%), unless a tendering stockholder:

•	provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information; or

•	is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the “IRS”). To prevent backup withholding on cash payable under the Offer, each stockholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal. Non-United States Holders

should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Section 13 and Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

United States Federal Withholding Tax on Payments to Non-United States Holders.

Non-United States Holders (as defined in Section 13) may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer. As described in Section 13, a sale of shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder’s facts and circumstances. The Depositary generally will treat payments made to Non-United States Holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with United States federal income tax laws, the Depositary will withhold 30% of the gross proceeds payable to a Non-United States Holder unless the Non-United States Holder provides the Depositary with (i) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if its sale of shares of Common Stock pursuant to the Offer satisfies the requirements for sale or exchange treatment described in Section 13 or the Non-United States Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the expiration date and, unless we have accepted tendered shares for payment under the Offer, may also be withdrawn at any time after 5:00 p.m., New York City time, on May 1, 2007.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of shares to be withdrawn; and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered before the expiration date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(3), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

If you are a participant in the 401(k) Plan, you may withdraw the tender of any shares allocable to the units in your individual 401(k) Plan account you have tendered at any time before 4:00 p.m., New York City time, on Thursday, March 29, 2007, unless we extend the Offer, in which case you may withdraw the tender of shares allocable to the units in your individual 401(k) Plan account until 4:00 p.m., New York City time, on the day which is three business days prior to the expiration of the Offer, as extended. Participants desiring to withdraw their tender must follow the instructions set forth in the “Letter to Participants in Celanese Americas Retirement Savings Plan” sent to participants along with this Offer.

5.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the expiration date, we will:

•	determine the Final Purchase Price, taking into account the number of shares tendered and the prices specified by tendering stockholders; and

•	accept for payment and pay for (and thereby purchase) up to 11,279,243 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 3,192,861 shares as of March 2, 2007) without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the expiration date, we will accept for purchase and pay a single per share purchase price for all of the shares accepted for payment in accordance with the Offer. In all cases, payment for shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Final Purchase Price and shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Final Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

6.	Conditional Tender of Shares.

Subject to the exception for “odd lot holders,” in the event of an over-subscription of the Offer, shares tendered at or below the Final Purchase Price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisors with respect to the advisability of making a conditional tender.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if more than 11,279,243 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the expiration date at our expense.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 11,279,243 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 11,279,243 shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.

7.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Exchange Act Rule 13e-4(f)(3), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the expiration date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the shares in the Offer:

•	there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•	challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

•	in our reasonable judgment, could materially and adversely affect the Company’s and its subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the shares pursuant to the Offer;

•	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares to be purchased pursuant to the Offer; or

•	materially and adversely affect the Company’s or its subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•	a decrease of more than 10% in the market price for shares of the Common Stock or in the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on March 2, 2007, the last trading day prior to announcement of the Offer shall not have occurred;

•	the commencement of a war, armed hostilities or other international or national calamity on or after March 6, 2007, including, but not limited to, an act of terrorism;

•	any material escalation of any war or armed hostilities which had commenced prior to March 6, 2007;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect the Company’s business or the trading in the Company’s shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of the Company’s shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any of its subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the Company’s outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 2, 2007);

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 2, 2007, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the Company’s outstanding shares;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any shares of Common Stock, or has made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of its or their respective assets or securities;

•	any change or changes have occurred or are threatened in the Company’s or its subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on the Company or any of its subsidiaries or affiliates or the benefits of the Offer to us;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Offer and the purchase of the shares may (1) cause the Common Stock to be held of record by less than 300 persons, or (2) cause the Common Stock to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Exchange Act.

•	Neither the Company nor its advisors shall have determined, whether due to the amount of shares tendered or to a change in circumstances, that the Company’s ability to effect or realize benefits from the Reorganization may be adversely impacted.

•	Neither the Company nor its advisors shall have determined that the Offer violates the Company’s financing arrangements then in effect.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Any determination by us concerning the events described above will be final and binding on all parties. All conditions will be satisfied or waived on or prior to the expiration date. See Section 14.

8.	Price Range of Shares; Dividends.

The Company’s Common Stock is listed and traded on the New York Stock Exchange under the trading symbol “CE.” The following table sets forth, for the fiscal quarters indicated, the high and low per share sales prices of the Common Stock on the New York Stock Exchange.

	High	Low

2005
First Quarter	$18.65	$15.10
Second Quarter	18.16	13.54
Third Quarter	20.06	15.88
Fourth Quarter	19.76	15.58
2006
First Quarter	$22.00	$18.82
Second Quarter	22.75	18.50
Third Quarter	20.70	16.80
Fourth Quarter	26.33	17.45
2007
First Quarter (through March 2, 2007)	$30.10	$24.50

Pursuant to the policy adopted by the Company’s Board of Directors in July 2005, we paid quarterly dividends of $0.04 per share on February 1, 2006, May 1, 2006, August 1, 2006, November 1, 2006 and February 1, 2007. Based on the number of outstanding shares of the Common Stock, the anticipated annual cash dividend is approximately $26 million. However, there is no assurance that sufficient cash will be available in the future to pay such dividends. Further, such dividends payable to holders of the Common Stock cannot be declared or paid nor can any funds be set aside for the payment thereof, unless the Company has paid or set aside funds for the payment of all accumulated and unpaid dividends with respect to the shares of the Company’s preferred stock. The Company’s Board of Directors may, at any time, modify or revoke our dividend policy on the Common Stock. Please refer to the section entitled “Dividend Policy” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for information on its dividend policy.

On March 2, 2007, the last full trading day before the announcement of the Offer, the last reported sale price for shares of Common Stock on the New York Stock Exchange was $28.33 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

9.	Source and Amount of Funds.

Assuming we purchase 11,279,243 shares in the Offer and the additional 1,835,511 shares from Blackstone at the maximum specified purchase price of $30.50 per share, approximately $400 million will be required to purchase such shares. We intend to use working capital, including cash on hand, to purchase shares in the Offer and to pay all fees and expenses applicable to the Offer.

10.	Certain Information Concerning Us.

The Company is subject to the informational filing requirements of the Exchange Act which obligates it to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning its directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO (“the Schedule TO”), which includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. These reports, proxy statements and other information concerning us also can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

SEC Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2006
Current Reports on Form 8-K	January 8, 2007, February 9, 2007 and March 5, 2007

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from the Company without charge, excluding any exhibits to those documents, at the Company’s principal executive office located at 1601 West LBJ Freeway, Dallas, Texas, 75234-6034, (972) 443-4000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, the Company will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

The business address of CIH is 9, rue Sainte Zithe, L-2763 Luxembourg and its telephone number is +352-268-90120.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership.  As of March 2, 2007, the Company had 159,643,063 issued and outstanding shares of Common Stock and 9,600,000 shares of 4.25% convertible perpetual preferred stock (“Preferred Stock”). The 11,279,243 shares that we are offering to purchase represent approximately 7% of the shares outstanding on March 2, 2007.

As of March 2, 2007, the Company’s directors and executive officers as a group beneficially owned 5,409,454 shares or approximately 3.41% of the total outstanding shares of the Common Stock plus the shares issuable upon the exercise of stock options held by the Company’s directors and executive officers that are exercisable within 60 days after the date of this Offer to Purchase.

Based on the shares of Common Stock issued and outstanding, the following table sets forth the (i) beneficial ownership, as of March 2, 2007, of each executive officer and director of the Company, each person controlling the Company and each executive officer and director of any corporation or other person ultimately in control of the Company and (ii) assuming we purchase 11,279,243 shares of Common Stock in the Offer and 1,835,511 shares of Common Stock from Blackstone following the expiration of the Offer, the percentage beneficially owned by such persons after consummation of the Offer.

	As of March 2, 2007		Percentage Owned
	Number of Shares of		After Tender Offer
	Common Stock*	Percent of	(with above stated
Name	Beneficially Owned(1)	Class(1)	assumptions)

David N. Weidman(2)	2,729,445	1.71%	1.86%
John J. Gallagher III(2)	350,900	**	**
Dr. Lyndon E. Cole(2)	1,067,061	**	**
Curtis S. Shaw(2)	287,100	**	**
Chinh E. Chu(3)	—	**	**
James E. Barlett(2)	27,065	**	**
David F. Hoffmeister(2)	—	**	**
Benjamin J. Jenkins(3)	—	**	**
Martin G. McGuinn(2)	15,000	**	**
Anjan Mukherjee(3)	—	**	**
Paul H. O’Neill(2)	22,605	**	**
James A. Quella(3)	—	**	**
Daniel S. Sanders(2)	32,065	**	**
John K. Wulff(2)	—	**	**
All directors and officers as a group	5,409,454	3.39%	3.69%

Affiliates of The Blackstone Group L.P.(4)	22,435,610	14.05%	15.31%
Stephen A. Schwarzman(4)	22,435,610	14.05%	15.31%
Peter G. Peterson(4)	22,435,610	14.05%	15.31%

*	The Company has 9,600,000 shares of issued and outstanding Preferred Stock which are convertible into shares of Common Stock at any time at a conversion rate of 1.25 shares of Common Stock for each share of Preferred Stock, subject to adjustments.

**	Less than 1 percent of shares of Common Stock outstanding (excluding, in the case of all Directors and executive officers individually and as a group, shares beneficially owned by the affiliates of Blackstone and BA Capital Investors Sidecar Fund, LP).

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The address for each of Messrs. Weidman, Gallagher, Shaw, Cole, Barlett, Hoffmeister, O’Neill, Sanders, McGuinn and Wulff is c/o Celanese Corporation, 1601 West LBJ Freeway, Dallas, Texas 75234.

(3)	Mr. Chu is a Senior Managing Director, Mr. Quella is Senior Managing Director and Senior Operating Partner, Mr. Jenkins is Senior Managing Director and Mr. Mukherjee is a principal of The Blackstone Group L.P. Messrs. Chu, Quella, Jenkins and Mukherjee disclaim beneficial ownership of the shares held by affiliates of The Blackstone Group L.P. The address for each of Messrs. Chu, Quella, Jenkins and Mukherjee is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154.

(4)	Includes shares of Common Stock of the Company owned by Blackstone Capital Partners (Cayman) Ltd. 1 (“Cayman 1”), Blackstone Capital Partners (Cayman) Ltd. 2 (“Cayman 2”), and Blackstone Capital Partners (Cayman) Ltd. 3 (“Cayman 3” and collectively with Cayman 1 and Cayman 2, the “Cayman Entities”). Blackstone Capital Partners (Cayman) IV LP (“BCP IV”) owns 100% of Cayman 1. Blackstone Family Investment Partnership (Cayman) IV-A LP (“BFIP”) and Blackstone Capital Partners (Cayman) IV-A LP (“BCP IV-A”) collectively own 100% of Cayman 2. Blackstone Chemical Coinvest Partners (Cayman) LP (“BCCP” and, collectively with BCP IV, BFIP and BCP IV-A, the “Blackstone Funds”) owns 100% of Cayman 3. Blackstone Management Associates (Cayman) IV LP (“BMA”) is the general partner of each of the Blackstone Funds. Blackstone LR Associates (Cayman) IV Ltd. (“BLRA”) is the general partner of BMA and may, therefore, be deemed to have shared voting and investment power over shares of the Common Stock. Mr. Chu, who serves as a Director of the Company and is a member of the Supervisory Board of Celanese AG, is a non-controlling shareholder of BLRA and disclaims any beneficial ownership of shares of the Common Stock beneficially owned by BLRA. Messrs. Peter G. Peterson and Stephen A. Schwarzman are directors and controlling persons of BLRA and as such may be deemed to share beneficial ownership of shares of the Common Stock controlled by BLRA. Each of BLRA and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such shares. On January 25, 2005, the Company granted to Blackstone Management Partners IV LLC (in lieu of granting such options to directors of the Company who are employees of Blackstone in connection with the Company’s regular director compensation arrangements) options to acquire an aggregate of 123,110 shares of Common Stock, of which options to acquire 92,333 shares are currently exercisable. Messrs. Peterson and Schwarzman are controlling persons of Blackstone Management Partners IV LLC and accordingly may be deemed to beneficially own the shares subject to such options. The exercise price for such options is $16.00 per share. The address of each of the Cayman Entities, the Blackstone Funds, BMA and BLRA is c/o Walkers, P.O. Box 265 GT. George Town. Grand Cayman. The address of each of Messrs. Peterson and Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154.

Agreements, Arrangements or Understandings.  The Company’s directors and executive officers and CIH’s managers have advised us that they do not intend to tender their shares in the Offer.

Securities Transactions.  Based on our records and on information provided to us by the Company’s directors, executive officers, affiliates and subsidiaries, none of the Company or any of its directors, executive officers, affiliates or subsidiaries, CIH or any of its managers, or, to the best of our knowledge, any of the Company’s subsidiaries’ directors or executive officers, has effected any transactions involving shares of Common Stock during the 60 days prior to March 6, 2007, except as provided below.

Agreement to Purchase Blackstone Shares.  We entered into a stock purchase agreement with Blackstone dated March 2, 2007 (the “Stock Purchase Agreement”), prior to the first public announcement of the Offer, whereby we will purchase shares from Blackstone on the eleventh business day following the expiration of the Offer. We have agreed to purchase from Blackstone up to 1,835,511 shares of Common Stock (which number of shares purchased may be proportionately increased or decreased if the number of shares purchased in the Offer is increased or decreased, respectively) at the Final Purchase Price.

The percentage of Blackstone’s total holdings of Common Stock that we will purchase pursuant to the Stock Purchase Agreement will be equal to the percentage of the outstanding Common Stock (other than that held by Blackstone) that we are seeking in the Offer. If we increase or decrease the number of shares being purchased in the Offer (any such increase or decrease, the “TO Share Adjustment”), the aggregate number of shares of Common Stock to be purchased by us from Blackstone will be increased or decreased, respectively, by an amount equal to the TO Share Adjustment multiplied by a fraction, the numerator of which is 22,343,277 and the denominator of which is 137,299,786 (such fraction represents the percentage of the outstanding shares of Common Stock held of record by Blackstone divided by the total number of outstanding shares of Common Stock held of record by all stockholders other than Blackstone).

The per share price for the shares purchased from Blackstone will be the same as the per share price paid for shares purchased in the Offer. Blackstone owns of record 22,343,277 shares, which constitutes approximately 14% of the issued and outstanding Common Stock. Pursuant to the Stock Purchase Agreement, Blackstone has agreed not to tender any shares in the Offer. The preceding summary of the Stock Purchase Agreement is qualified in its entirety by the terms of the actual Stock Purchase Agreement, which is attached as Exhibit (d)(1) to the Schedule TO.

Blackstone representatives occupy four out of the eleven seats on the Board of Directors of the Company and abstained from voting to approve this Offer.

Equity Compensation Plans.  The Celanese Corporation 2004 Stock Incentive Plan, adopted in December 2004, forms the basis of the equity-based incentive plan for key employees, directors or consultants of outstanding ability. The purpose of the incentive programs under this plan is to recruit and retain such employees, directors or officers, and to motivate them to exert their best efforts on our behalf by providing compensation and incentives through the granting of awards, including stock options, stock appreciation rights, or other stock-based awards.

The foregoing description of the Company’s equity-based plan is qualified in its entirety by reference to the text of the plan, a copy of which has been filed with the SEC.

Except as otherwise described or incorporated by reference herein, neither the Company nor, to the best of our knowledge, CIH, any of CIH’s managers, or any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 7 have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7.

13.	Certain United States Federal Income Tax Consequences.

The following is a summary of certain United States federal income tax consequences of the Offer to stockholders whose shares of the Common Stock are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer should not have any United States federal income tax consequences as a result of the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as of the date hereof and any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only shares of the Common Stock held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, partnerships (including entities treated as partnerships for United States federal income tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold shares of the Common Stock as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, or Unites States Holders (as defined below) that have a functional currency other than the United States dollar). This summary also does not apply with respect to shares of the Common Stock acquired upon the exercise of stock options or otherwise as compensation. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer. You are urged to consult your tax advisor as to the particular consequences to you of participating in the Offer.

For purposes of this summary, a “United States Holder” is a beneficial owner of shares of the Common Stock that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for United States federal income tax purposes.

A “Non-United States Holder” is a beneficial owner of shares of the Common Stock other than a United States Holder or an entity or arrangement treated as a partnership for United States federal income tax purposes.

Consequences of the Offer to United States Holders.

Characterization of the Purchase — Distribution vs. Sale Treatment.  Our purchase of shares of the Common Stock from a United States Holder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. As a consequence of any such purchase, a United States Holder will, depending on the United States Holder’s particular circumstances, be treated either as having sold the United States Holder’s shares of the Common Stock or as having received a distribution in respect of such United States Holder’s shares of the Common Stock. The purchase of shares of the Common Stock pursuant to the Offer will be treated as a sale if a United States Holder meets any of the three tests discussed below (the “Section 302 tests”). The purchase will be treated as a distribution if the United States Holder does not satisfy at least one of the Section 302 tests.

We cannot predict whether any particular United States Holder will be subject to sale or distribution treatment. Each United States Holder should be aware that because proration may occur in the Offer, even if all the shares of the Common Stock actually and constructively owned by a United States Holder are tendered pursuant to the Offer, fewer than all of such shares of the Common Stock may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular United States Holder’s shares of the Common Stock will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed below. Accordingly, a tendering United States Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the United States Holder to tender shares of the Common Stock subject to the condition that a specified minimum number of the United States Holder’s shares of the Common Stock must be purchased by us if any such shares of the Common Stock so tendered are purchased.

A United States Holder that satisfies any of the Section 302 tests explained below will be treated as having sold the shares of the Common Stock purchased by us pursuant to the Offer and will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the Offer and the United States Holder’s tax basis in such shares of the Common Stock. This capital gain or loss will be long-term capital gain or loss if the United States Holder held the shares of the Common Stock for more than one year as of the date of our purchase pursuant to the Offer. Currently the maximum long-term capital gain rate for individual United States Holders is 15%. Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder must calculate gain or loss separately for each block of shares of the Common Stock (generally, shares of the Common Stock acquired at the same cost in a single transaction) that we purchase from a United States Holder pursuant to the Offer. A United States Holder may be able to designate which blocks of shares of the Common Stock it wishes to tender in the Offer if less than all of its shares of the Common Stock are tendered in the Offer, and the order in which different blocks will be purchased by us in the event of proration in the Offer.

If a United States Holder does not satisfy any of the Section 302 tests explained below, the full amount received by the United States Holder with respect to our purchase of shares of the Common Stock under the Offer will be treated as a distribution to the United States Holder with respect to the United States Holder’s shares of the Common Stock. This distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder’s share of the current and accumulated earnings and profits of CIH, the Company and any other applicable entities, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder’s gross income without reduction for the tax basis of the shares of the Common Stock exchanged, and no current loss would be recognized. Currently, “qualified dividend income” is taxable at a maximum rate for individual United States Holders of 15%, which is the same as the maximum tax rate for long-term capital gains, if certain holding period and other requirements are met. We believe that any such dividend should constitute “qualified dividend income” for purposes of the Code. Although we believe that the total amount of current and accumulated earnings and profits of CIH, the Company and any other applicable entities will be less than the aggregate amount that we will pay for tendered shares of the Common Stock, we will be unable to determine what portion, if any, of the amount that a United States Holder receives will constitute a dividend for United States federal income tax purposes. To the extent that the amount received by a United States Holder exceeds the United States Holder’s share of the current and accumulated earnings and profits of CIH, the Company and any other applicable entities, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder’s tax basis in its shares of the Common Stock and any remainder will be treated as capital gain from the sale of shares of the Common Stock. To the extent that a purchase of a United States Holder’s shares of the Common Stock by us in the Offer is treated as the receipt of a dividend, the United States Holder’s remaining adjusted tax basis (after the adjustment as described in the preceding sentence) in the purchased shares of the Common Stock will be added to any shares of the Common Stock retained by the United States Holder, subject to certain adjustments in the case of a corporate stockholder.

To the extent that a corporate United States Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations). In addition, any amount received by a corporate United States Holder that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion of the dividend. Corporate United States Holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer and the tax consequences of dividend treatment of the purchase of shares of the Common Stock pursuant to this Offer in their particular circumstances.

Section 302 Tests — Determination of Sale or Distribution Treatment.  Our purchase of shares of the Common Stock pursuant to the Offer will be treated as a sale of the shares of the Common Stock by a United States Holder if any of the following Section 302 tests is satisfied:

•	as a result of the purchase, there is a “complete redemption” of the United States Holder’s equity interest in the Company;

•	as a result of the purchase, there is a “substantially disproportionate” reduction in the United States Holder’s equity interest in the Company; or

•	the receipt of cash by the United States Holder is “not essentially equivalent to a dividend.”

As indicated above, if none of these tests is met with respect to a particular United States Holder, then our purchase of shares of the Common Stock pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. As a result, a United States Holder is treated as owning not only shares of the Common Stock actually owned by such holder but also shares of the Common Stock actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a United States Holder will be considered to own shares of the Common Stock owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as certain shares of the Common Stock which the United States Holder has an option to acquire.

•	Complete Redemption. The purchase of shares of the Common Stock pursuant to the Offer will result in a “complete redemption” of a United States Holder’s equity interest in the Company, if, immediately after such purchase, such holder owns, actually and constructively, no shares of the Common Stock. In applying the “complete redemption” test, a United States Holder may be able to waive the application of constructive ownership through the family attribution rules, provided that such holder complies with the provisions of Section 302(c) of the Code and applicable Treasury Regulations. A United States Holder wishing to satisfy the “complete redemption” test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A United States Holder who holds options to acquire shares of the Common Stock will be treated as the constructive owner of such shares of the Common Stock, and therefore will not be eligible for “complete redemption” treatment, even if all of such Holder’s actual shares of the Common Stock are sold in the transaction.

•	Substantially Disproportionate. In general, our purchase of a United States Holder’s shares of the Common Stock pursuant to the Offer will be “substantially disproportionate” as to a United States Holder if, immediately after the purchase, the percentage of the outstanding shares of the Common Stock that the United States Holder actually and constructively owns (including shares of the Common Stock constructively owned as a result of the ownership of options) is less than 80% of the percentage of the outstanding shares of the Common Stock actually and constructively owned by the United States Holder immediately before the purchase.

•	Not Essentially Equivalent to a Dividend. Our purchase of a United States Holder’s shares of the Common Stock pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the United States Holder’s proportionate interest in the Company, given the United States Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” A United States Holder who intends to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” is strongly urged to consult its tax advisor because this test will be met only if the reduction in such holder’s proportionate interest in the Company is “meaningful” given the particular facts and circumstances of the holder in the context of the Offer. In particular, depending on the total number of shares of the Common Stock purchased pursuant to the Offer, it is possible that a tendering stockholder’s percentage interest in the Company (including any interest attributable to shares of the Common Stock constructively owned by the stockholder as a result of the ownership of options) could increase even though the total number of shares of the Common Stock held by such stockholder decreases.

If a United States Holder sells shares of the Common Stock to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the shares of the Common Stock for more than one year at the date of the sale. If such sale occurs at or about the time such holder also sells shares of the Common Stock pursuant to the Offer, and the various sales effected by the United States Holder are part of an overall plan to reduce or terminate such holder’s proportionate interest in the Company, then the sales to persons other than us may, for United States federal income tax purposes, be integrated with the United States Holder’s exchange of shares of the Common Stock pursuant to the Offer and, if integrated, should be taken into account in determining whether such holder satisfies any of the Section 302 tests with respect to shares of our Common Stock sold to us.

Consequences of the Offer to Non-United States Holders of Shares.  The United States federal income tax treatment of our purchase of shares of the Common Stock from a Non-United States Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-United States Holder’s particular circumstances, as having sold the tendered shares of the Common Stock or as having received a distribution in respect of such Non-United States Holder’s shares of the Common Stock. The appropriate treatment of the purchase of shares of the Common Stock will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of shares of the Common Stock pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders — Section 302 Tests — Determination of Sale or Distribution Treatment.”).

A Non-United States Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the shares of the Common Stock purchased by us pursuant to the Offer. A Non-United States Holder will generally not be subject to United States federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of shares of the Common Stock unless any one or more of the following is true:

•	the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

•	in the case of an individual Non-United States Holder who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

•	in the case of a Non-United States Holder who owns or has owned, directly or indirectly, during the relevant statutory period more than 5% of the Common Stock, we are or have been a “United States real property holding corporation” and certain other requirements are met.

We do not believe that we have been or currently are a “United States real property holding corporation.” Individual Non-United States Holders who are treated, for United States federal income tax purposes, as having sold their shares of the Common Stock to us pursuant to the Offer and that are present in the United States for 183 days or more during the year will be taxed on their gains from sale of shares of the Common Stock, net of applicable United States gains and losses from sale or exchanges of other capital assets incurred during the year, at a flat rate of 30%. Other Non-United States Holders who are treated as having sold their shares of the Common Stock to us pursuant to the Offer and that are subject to United States federal income tax on such sale (as described above) generally will be taxed on such disposition in the same manner in which a United States Holder would be taxed.

If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares of the Common Stock under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares of the Common Stock. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of shares of the Common Stock will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of shares of the Common Stock pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders — Characterization of the Purchase — Distribution vs. Sale Treatment.”). As described more fully below, to the extent amounts received by a Non-United States Holder are treated as a dividend, such Non-United States Holder will be subject to withholding.

Withholding for Non-United States Holders.  Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-United States Holder participating in the Offer as a dividend distribution from the Company. Accordingly, the Depositary generally will withhold United States federal income tax equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States and (ii) the stockholder so certifies on the appropriate IRS Form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN and/or W-8IMY. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. If tax is withheld, a Non-United States Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-United States Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due.

NON-UNITED STATES HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES OF THE COMMON STOCK WERE SOLD ON THE OPEN MARKET. IN ADDITION, NON-UNITED STATES HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF SHARES OF THE COMMON STOCK PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Information Reporting and Backup Withholding.  Payments made to holders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate on the purchase price paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such stockholder’s taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. Certain “exempt” recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify for such exemption, such Non-United States Holder must submit an IRS Form W-8BEN (or other applicable IRS Form), signed under penalties of perjury, attesting to such Non-United States Holder’s exempt status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder’s United States federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares of the Common Stock by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all shares of the Common Stock previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s shares of the Common Stock.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any shares of the Common Stock not previously accepted for payment or paid for, subject to applicable law, to postpone payment for shares of the Common Stock or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares of the Common Stock that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(3), which requires that we must pay the consideration offered or return the shares of the Common Stock tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares of the Common Stock or by decreasing or increasing the number of shares of the Common Stock being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(f)(1)(ii). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	we increase or decrease the price to be paid for shares or increase or decrease the number of shares of the Common Stock being sought in the Offer and, in the event of an increase in the number of shares of the Common Stock being sought, the increase exceeds 2% of the outstanding shares of the Common Stock, and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days.

If we purchase an additional amount of shares of the Common Stock that does not exceed 2% of the outstanding shares of the Common Stock (approximately 3,192,861 shares as of March 2, 2007), this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

15.	Fees and Expenses.

We have retained Merrill Lynch & Co. and Deutsche Bank Securities Inc. to act as the “Dealer Managers” in connection with the Offer. The Dealer Managers may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Managers will receive a reasonable and customary fee for these services. We also have agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against liabilities in connection with the Offer, including liabilities under the federal securities laws. The Dealer Managers and their affiliates may actively trade the Company’s debt and equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in the Company’s securities.

The Dealer Managers and their affiliates provide, from time to time, investment banking and financial advisory services to the Company and our affiliates. The Dealer Managers and their affiliates receive customary fees for such services.

We have retained Georgeson to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the jurisdiction. Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, CIH, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT.

CELANESE CORPORATION

CELANESE INTERNATIONAL HOLDINGS
LUXEMBOURG S.À R.L.

March 6, 2007

The Letter of Transmittal and certificates for shares, and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of share certificates will not be accepted.

The Depositary for the Offer is:

By Mail: Computershare Attn: Celanese Dutch Auction P.O. Box 859208 Braintree, MA 02185	By Overnight Courier: Computershare Attn: Celanese Dutch Auction 161 Bay State Drive Braintree, MA 02184

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State St., 10th Floor
New York, New York 10004
Banks and Brokerage Firms, Please Call: (212) 440-9800
All Others Call Toll-free: (866) 314-1598

The Dealer Managers for the Offer are:

Merrill Lynch & Co. Special Equity Transactions 4 World Financial Center New York, New York 10080 Call Collect: (609) 818-8000 Call Toll Free: (877) 653-2948	Deutsche Bank Securities Inc. 60 Wall Street New York, New York Call Toll Free: (877) 221-7676